Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-196992) of Golar LNG Limited of our reports dated April 29, 2016, with respect to the consolidated financial statements of Golar LNG Limited, and the effectiveness of internal control over financial reporting of Golar LNG Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, England
April 29, 2016